Exhibit 10.8

August 18, 2025

Mark Vorsatz

Via electronic delivery:

Dear Mark:

It is with great pleasure that we confirm the terms of your existing employment with Andersen Tax LLC (“Andersen”) as follows, effective as of the closing of the initial public offering of the Class A Common Stock of Andersen Group Inc. (the “Public Offering”):

Function/Title:	Managing Director and Chief Executive Office of Andersen and Chief Executive Officer of Andersen Group Inc. (“Group”), reporting to the Board of Directors of Group. You are also serving as the Chairman of the Board of Directors of Group. We refer to Andersen, Group and their affiliates as the “Andersen Group Entities”. While you have roles at both Andersen and Group, your legal employer is Andersen.

Location:	San Francisco Office

Base Compensation:	Your compensation will be paid at the rate of $3,295,000 per annum, less applicable deductions. As a Managing Director, your base pay will be subject to the compensation practices applicable to all Andersen Managing Directors, including any increases, reductions or deferrals, and will be paid in accordance with the then current compensation schedule for other Managing Directors.

Unit Award:	In connection with the Public Offering, your outstanding units in MD Management LLC and MD Investment LLC (the “MD Entities”) were exchanged for Class X Aggregator Units of Andersen Aggregator LLC (which represent your beneficial ownership of Class X Umbrella Units of Andersen Umbrella LLC and which are exchangeable one-to-one with Class A Common Stock of Andersen Group Inc.) and Class B Common Stock of Andersen Group Inc., (together with the Class A Common Stock, the “Common Stock”) of Andersen Group Inc. The Class B Common Stock is subject to cancellation upon an exchange of the Class X Umbrella Units for Class A Common Stock. Your Class X Aggregator Units (and any securities for which those Class X Aggregator Units may be exchanged) are subject to certain vesting and transfer restrictions as set forth in the applicable limited liability company agreement.

Mark Vorsatz

Exclusive Service:	You agree to devote substantially all of your working time, attention, energies, and best efforts to rendering services on behalf of the Andersen Group Entities and shall not, without the prior written consent of Group’s Board of Directors be engaged in the rendering of services for any other person, firm, organization, or business entity, whether paid or unpaid; nor shall you render professional services or engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage which would interfere with the satisfactory performance of your duties to the Andersen Group Entities. You may engage in charitable and community affairs and manage your personal investments, provided that such activities are not inconsistent with the business of the Andersen Group Entities and do not materially interfere with the performance of your duties or responsibilities. You further agree that, during the period of your employment, any and all monies earned by you from the rendering of services for the Andersen Group Entities (other than the compensation herein contemplated) belong to the Andersen Group Entities. Notwithstanding the foregoing, monies earned from professional activities undertaken by you other than on behalf of the Andersen Group Entities, to which Group’s Board of Directors has given its prior written consent, shall remain your property and shall not be deemed receipts or property of the Andersen Group Entities.

Intellectual Property:	You agree to disclose promptly to Andersen all inventions, discoveries, techniques, technologies, methodologies, writings, software, improvements, and any other works developed, conceived or created by you, either alone or in conjunction with others, at any time during your employment and related to the actual or expected business or activities of the Andersen Group Entities (“Works”), including, without limitation, Works created in connection with services provided to clients. You hereby assign all of your rights, title and interests (including, without limitation, all copyrights, trademarks, patent rights and other intellectual property rights) therein to Andersen. Whenever requested to do so by Andersen, you agree to cooperate and do all things necessary, including executing all applications, assignments or other instruments that Andersen shall deem necessary to apply for and obtain letters patent or copyrights of the United

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States or any foreign country, or otherwise protect Andersen’s interests therein. If you do not execute such instruments within five days of their being presented to you, you hereby appoint Andersen with limited power of attorney to execute all such instruments. This power of attorney is a right coupled with an interest and is irrevocable. These obligations shall continue beyond the conclusion of your employment, and shall be binding upon your assigns, executors, administrators and other legal representatives. All Works shall be considered confidential information of Andersen.

Registration/Credentialing:	The position that you hold may require testing, registration and/or certain licensure. Your countersignature below constitutes your representation that all necessary testing, registration and/or licensure requirements have been completed and/or obtained and that you are current and in good standing.

Termination of Employment	Any termination of your employment by Andersen will be approved by Group’s Board of Directors.

Resignation or Termination of Employment For Cause:

In the event that you resign or your employment is terminated by Andersen for cause at any time, you will not be entitled to receive any compensation (discretionary or otherwise, including any payment of Specially Allocated Income (as defined under the LLC Agreements for the MD Entities) (“SAI”) that may be payable to you for periods prior to the effectiveness of the Public Offering) or any termination payments. You will be entitled to receive only salary accrued prior to your resignation or termination, and any benefits earned under Andersen’s benefit plans.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude, or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (iii) you committed an act constituting a breach of fiduciary duty, negligence, or misconduct; (iv) you engaged in conduct that violated the Andersen Group Entities’ internal policies or procedures; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; (vii) you breached your obligations as set forth in this Agreement or you failed to perform your duties as an employee of Andersen or (viii) your failure to cooperate in good faith with a governmental or internal investigation of any of the Andersen Group Entities or their officers, directors or employees if Group’s Board of Directors has requested your cooperation .

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Termination of Employment Other Than For Cause:	In the event that your employment is terminated by Andersen other than for cause (and not by reason of your death or disability) and consistent with Andersen’s then current compensation and benefit plan: (1) you will receive accrued but unpaid salary and incentive compensation, through the date of the termination of your employment, but will not be eligible for any unearned bonus compensation, however, you may remain eligible to receive an allocation and payment of an SAI-equivalent bonus, if any, pro-rated through the date of termination and subject to management’s discretion, and (2) you will receive the value of any accrued but unpaid benefits, such as Paid Time Off Pay (“PTO”), to which you are entitled under the Andersen benefit plans then in effect, and if applicable.

Termination by Managing Director	You may terminate this Agreement and your employment with Andersen by giving (30) days prior written notice of termination to Group’s Board of Directors; provided, however, Andersen reserves the right to accept your notice of termination and to accelerate such notice and make your termination effective immediately, or on any other date prior to your intended last day of work as Group’s Board of Directors deems appropriate.

Death/Disability:	In the event of your death or permanent disability whereby you are unable to perform the essential functions of your job for four (4) consecutive months, except as otherwise required by applicable law, your employment will be terminated and you will not be entitled to any termination payments. You will be entitled to receive only salary accrued prior to such resignation or termination, incentive compensation awarded to you on or before the date of termination, and any benefits earned under Andersen’s benefit plans.

Restrictive Covenant:	In consideration of your employment and/or continued employment, you agree that, in order to protect and preserve Andersen’s strong proprietary interest in confidential client information and confidential, proprietary information and trade secrets (as described below), to which you will have access and be privy as an employee of Andersen, you will not,

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beginning on the date that you executed this agreement and continuing through the eighteen (18) month period after the last date of your employment, use any confidential client information or confidential, proprietary information or trade secrets of Andersen on behalf of any business, person, or other entity. The restrictive covenant in the preceding sentence will apply in full force and effect even in the event that you resign from Andersen or are terminated, with or without cause as defined above, by Andersen. For the purpose of this paragraph, confidential, proprietary information or trade secrets, as referenced above, shall include, without limitation, Andersen’s (i) proprietary methodology for the preparation of tax returns; (ii) proprietary methodology for the creation and delivery of high value-added income, estate and gift strategies; and (iii) proprietary technology and/or methodology for the delivery of investment advisory services.

Trade Secrets

Pursuant to the Defend Trade Secrets Act of 2016, you understand that:

(1)   An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(2)   An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Protected Activity Not Prohibited	You understand that nothing herein: (a) limits or prohibits you from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health

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Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”); (b) limits or prohibits you from communicating with your attorney, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Andersen Group Entities; or (c) limits your ability to disclose or discuss any information about unlawful or criminal acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute trade secret or confidential information of the Andersen Group Entities to any parties other than Government Agencies or your attorney.

Compliance with Andersen’s Policies and Procedures:	You agree to review and comply fully with all of the Andersen Group Entities’ Policies and Procedures, including but not limited to, all terms and conditions set forth in Andersen’s Employee Handbook and any other memoranda and communications pertaining to Andersen’s policies, procedures, rules and regulations. Failure to comply with all published policies and procedures may be grounds for disciplinary action by Andersen, up to and including termination.

Paid Time Off:	Twenty-five (25) days PTO per annum, which is accrued at a daily rate, consistent with Section 410 of Andersen’s Employee Handbook.

Benefits:	You are eligible for Andersen employee benefits (subject to the terms of each plan). Andersen reserves the right to amend, modify, or terminate such plans from time to time in its sole discretion.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the state or commonwealth in which your assigned local office is located or, following termination of employment, was most recently located.

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Modification:	This agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements or understandings on the subject of your employment by Andersen and may be modified only in a document signed by the parties and referring explicitly hereto. You agree that if any one of the provisions of this agreement or the application thereof is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable to any extent, such court shall be empowered to reform such provision in a manner so that it is enforceable to the fullest extent permitted by law and to grant any other relief, at law or in equity, as may be reasonably necessary to protect Andersen. If any provision hereof cannot be reformed to be enforceable, the same shall be deemed severable, and the remainder of this agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Nothing in this agreement is intended to guarantee you a term of employment at Andersen for a fixed period of time. Rather, you are an “at-will” employee. Either you or Andersen may terminate your employment at any time, for any reason or no reason at all, subject to the provisions of this agreement.

Mark Vorsatz

Please sign and date this letter electronically in the spaces provided below, and return a signed version to Carol Eckles via email at      , indicating your acceptance of the terms of your employment. You and Andersen expressly agree that any electronic signatures appearing in this letter shall be treated the same as handwritten signatures for all purposes, including validity, enforceability and admissibility.

Very truly yours,

/s/ Daniel G. DePaoli

Daniel G. DePaoli

Country Managing Director

I accept the conditions stated herein:

Signed:	/s/ Mark Vorsatz	Dated: 8/18/2025
Mark Vorsatz